Exhibit 10.4.4

Synacor, Inc.

August 16, 2018

William J. Stuart

16422 Carrara Way, #301

Naples, FL 34110

Dear Bill:

This letter (the “Agreement”) confirms the agreement between you and Synacor, Inc. (the “Company”) regarding the termination of your employment with the Company.

1.Termination Date.  Your employment will be terminated, on August 17, 2018 (the “Termination Date”).  Your termination will be recorded as a position elimination due to organizational restructuring in all Human Resources files and systems.

2.Effective Date and Rescission.  You have twenty-one (21) days after you received this Agreement to review, sign and return to me.  You are advised to consult an attorney of your own choosing (at your own expense) before signing this Agreement.  Furthermore, you have up to seven days after you signed this Agreement to revoke it.  If you wish to revoke this Agreement after signing it, you may do so by delivering a letter of revocation to me.  If you do not revoke this Agreement, the eighth day after the date you signed it will be the “Effective Date.”  Because of the seven-day revocation period, no part of this Agreement will become effective or enforceable until the Effective Date.

3.Salary and Vacation Pay.  The Company will pay all of your salary earned through the Termination Date and your unused PTO Balance as per the Company policy (less all applicable withholding taxes and other deductions).

4.Severance Pay.  Pursuant to the Severance Pay terms set forth in your offer of employment, delivered and signed on August 3, 2011, and later amended on August 26, 2013, commencing with the Company’s first regular payroll date following the Effective Date, the Company will continue paying you an amount equal to your current base salary (less all applicable local, state and federal withholdings) for a period of twelve (12) months.  The maximum aggregate amount of these severance payments is equal to $347,214.96 less applicable withholdings.  If you breach any provision of this Agreement, you understand that no unpaid severance payments will be made; however, in such event, this Agreement shall remain in full force and effect.

5.Benefits Continuation. Your employee benefits other than group health insurance coverage will terminate effective on the Termination Date. Your group health insurance coverage will terminate at the end of the month in which your Termination Date occurs. Following the Termination Date, whether you sign this Agreement or not, you may elect to continue your

William J. Stuart

pg. 2

group health insurance coverage, pursuant to a federal law known as COBRA. You will receive, under separate cover, information regarding continuing benefits pursuant to COBRA. In order to continue coverage, you must timely file the required elected form. Upon signature of this agreement, the Company will pay the monthly premium under COBRA for you and, if applicable, your dependents, during the time period of your severance pay or until such time as you begin to receive comparable benefits from a subsequent employer (whichever is shorter). Furthermore, in addition to the agreed upon payment of the monthly premium under COBRA, outlined within your severance agreement, the Company agrees to extend payments of the premium for an additional seven (7) months, through March 31, 2020. In consideration for this additional seven (7) months, you agree to be available upon reasonable notice to consult and assist the Company, at its expense, with matters related to pending litigation and CFO transition, on up to a total of seven (7) business days or any reasonable portion thereof between the Termination Date and March 31, 2020. To continue health insurance via COBRA after the severance period and the extended 7-month period as noted above you will be responsible for the COBRA premiums.

6.Release of All Claims.  In consideration for receiving the severance payments described in Sections 4, and 5 above, you waive, release and promise never to assert any claims or causes of action, whether or not now known, against the Company or its predecessors, successors or past or present subsidiaries, parent or affiliates (collectively, including the Company, the “Entities”) or the Entities’ stockholders, directors, officers, employees, consultants, attorneys, agents, assigns and employee benefit plans with respect to any matter, including (without limitation) any matter related to your employment with the Company or the termination of that employment, including (without limitation) claims to attorneys’ fees or costs, claims of wrongful discharge, constructive discharge, emotional distress, harassment, retaliation, discrimination, violation of public policy, estoppel, personal injury, defamation, slander, libel, invasion of privacy, fraud, breach of contract or breach of the covenant of good faith and fair dealing, any tort claim and any claims of discrimination or harassment based on sex, age, race, national origin, sexual orientation, disability or any other basis, including but not limited to claims under Title VII of the Civil Rights Act of 1964, the Equal Pay Act of 1963, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, the Family Medical Leave Act, the Employee Retirement Income Security Act of 1974 (ERISA), the New York State Human Rights Law, the New York Executive Law, the New York Civil Practice Law and Rules, the New York Judiciary Law, the New York Labor Law, the New York Civil Rights Law, the New York Administrative Code, and all other laws and regulations relating to employment and any and all liabilities, claims, demands, contracts, debts, obligations and causes of action of every nature, kind and description, in law, equity, or otherwise, whether or not now known or ascertained, which heretofore do or may exist; provided, however, that nothing in this general release shall be construed to include a release of claims that (a) arise from the Company’s obligations under this Agreement and (b) relate to the Company’s obligation to defend and indemnify you under the  Company’s certificate of incorporation and by-laws, the Indemnification  Agreement you entered into with the Company as of March 22, 2018 effective as of your first day of employment with the Company, Delaware law and any applicable directors and officers liability insurance policy. You represent you have not assigned to any third party and you have not filed with any agency or court any claim released by this Agreement. However, this release covers only those claims that arose prior to the execution of this Agreement and only those claims that are waivable under applicable law.  Execution of this Agreement does not bar any claim that arises hereafter, including (without limitation) a claim for breach of this Agreement.

GDSVF&H

William J. Stuart

pg. 3

7.Exceptions.  You understand that nothing contained in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). You further understand that this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit your right to receive an award for information provided to any Government Agencies.  However, you understand and agree that you shall not be entitled to, and shall not seek nor permit anyone to seek on your behalf, any personal, equitable or monetary relief for any claims or causes of action released by you in this Agreement, to the fullest extent permitted by law.

8.Waiver Of All Known and Unknown Claims.  You understand that you are releasing potentially unknown claims, and that you have limited knowledge with respect to some of the claims being released.  You acknowledge that there is a risk that, after signing this Agreement, you may learn information that might have affected your decision to enter into this Agreement.  You assume this risk and all other risks of any mistake in entering into this Agreement.  You agree that this Agreement is fairly and knowingly made.

9.No Admission.  Nothing contained in this Agreement will constitute or be treated as an admission by you or the Company of liability, any wrongdoing or any violation of law.

10.Other Agreements.  At all times in the future, you will remain bound by your Proprietary Information and Inventions Agreement with the Company, which you signed on upon hire with the Company and a copy of which is attached as Exhibit A (the “PIIA”).  Except as expressly provided in this Agreement, this Agreement renders null and void all prior agreements (whether oral or written and whether express or implied) between you and the Company and constitutes the entire agreement between you and the Company regarding the subject matter of this Agreement, including any other versions of this Agreement that may have been provided to you before the date hereof; provided that for the avoidance of doubt, this Agreement does not render null and void the Indemnification Agreement you entered into with the Company as of March 22, 2018 effective as of your first day of employment with the Company.  This Agreement may be modified only in a written document signed by you and a duly authorized officer of the Company.

11.Litigation Cooperation.   You agree to cooperate fully with the Company in the defense or prosecution of any claims or actions which already have been brought or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that you were involved in or which you gained knowledge of during your employment with the Company. Your full cooperation in connection with such claims or actions shall include, without implication of limitation, being available to meet with counsel to prepare for discovery or trial and to testify truthfully as a witness when reasonably requested by the Company at reasonable times designated by the Company. You agree that you will not voluntarily disclose any information to any person or party that is adverse to the Company and that you will maintain the confidences and privileges of the Company. The Company agrees to reimburse you for any reasonable out-of-pocket expenses that you incur in connection with such cooperation, subject to reasonable documentation. The Company will attempt, in good faith, to exercise its rights under this Section 11 so as not to unreasonably interfere with your ability to engage in gainful employment.

GDSVF&H

William J. Stuart

pg. 4

12.Company Property.  You represent that you have returned to the Company all property that belongs to the Company, including (without limitation) your Company-issued laptop, cell phone, fob, keys, parking pass and copies of documents that belong to the Company and files stored on your computer(s) that contain information belonging to the Company.

13.Confidentiality of Agreement.  You agree that you will not discuss your employment by the Company or circumstances of your departure with any person (other than information that is publicly available in connection with the Company’s filings with the Securities and Exchange Commission) unless (i) required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with jurisdiction to order you to divulge, disclose or make accessible such confidential information; provided that you shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and reasonably cooperate with any attempts by the Company to obtain a protective order or similar treatment and  (ii) to your spouse, attorney and/or personal tax and financial advisors as reasonably necessary or appropriate to assist in your tax, financial and other personal planning (each an “Exempt Person”), provided, however, that any disclosure or use of confidential information by an Exempt Person shall be deemed to be a breach of this Section 13 by you.

14.No Disparagement.  You agree that you will never make any negative or disparaging statements (orally or in writing) about the Company or its stockholders, directors, officers, employees, products, services or business practices, except as required by law. Likewise, the Company’s directors and officers will reciprocate the same terms of no disparagement.

15.Severability.  If any term of this Agreement is held to be invalid, void or unenforceable, the remainder of this Agreement will remain in full force and effect and will in no way be affected, and the parties will use their best efforts to find an alternate way to achieve the same result.

16.Choice of Law.  This Agreement will be construed and interpreted in accordance with the laws of the State of New York (other than its choice-of-law provisions).

17.Execution.  This Agreement may be executed in counterparts, each of which will be considered an original, but all of which together will constitute one agreement.  Execution of a facsimile copy will have the same force and effect as execution of an original, and a facsimile signature will be deemed an original and valid signature.

GDSVF&H

William J. Stuart

pg. 5

Please indicate your agreement with the above terms by signing below.

Very truly yours,

Synacor, Inc.

By:	Erin Johnson
Title:	Vice President Human Resources

I agree to the terms of this Agreement, and I am voluntarily signing this release of all claims.  I acknowledge that I have read and understand this Agreement, and I understand that I cannot pursue any of the claims and rights that I have waived in this Agreement at any time in the future.

Signature of William J. Stuart

Dated:

EXHIBIT A: Proprietary Information and Inventions Agreement

GDSVF&H